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                                                                    Exhibit 21.1

                                 SUBSIDIARIES
                                      OF
                             BMC INDUSTRIES, INC.



1.    Buckbee-Mears Europe GmbH
2.    BMC Industries Foreign Sales Corporation
3.    Buckbee-Mears Hungary Kft.
4.    Vision-Ease Lens, Inc.
5.    Vision-Ease Lens Azusa, Inc.
6.    Vision-Ease Europe Limited
7.    Vision-Ease Canada, Ltd.
8.    P. T. Vision-Ease Asia, joint venture with P.T. Astron Lensindo Nusa
9.    Buckbee-Mears Holding Company B.V.
10.   Buckbee-Mears European Holding Company B.V.
11.   Buckbee-Mears Deutschland Holding GmbH
12.   Vision-Ease France SAS
13.   Vision-Ease Deutschland GmbH